Exhibit (10)(b)

SECOND AGREEMENT OF AMENDMENT

SECOND AGREEMENT OF AMENDMENT, dated as of September 23, 2003 (this “Amendment”), by and between, The First American Corporation, a California corporation (“First American”), for itself and on behalf of the First American Subsidiaries (as defined below), and Experian Information Solutions, Inc., an Ohio corporation (“Experian”; First American, together with Experian, each a “Party” and, collectively, the “Parties”).

W I T N E S S E T H:

WHEREAS, First American, certain subsidiaries of First American (the “First American Subsidiaries”) and Experian are parties to that certain Contribution and Joint Venture Agreement, made as of November 30, 1997 (the “Original Contribution Agreement”), as amended by that certain Agreement of Amendment, dated June 30, 2003, by and between First American and Experian (the “First Amendment”; the Original Contribution Agreement, as amended by the First Amendment, the “Contribution Agreement”);

WHEREAS, First American, the First American Subsidiaries and Experian are parties to that certain Operating Agreement for First American Real Estate Solutions, a California limited liability company (“FARES”), dated as of November 30, 1997 (the “Original Operating Agreement”), as amended by the First Amendment (the Original Operating Agreement, as amended by the First Amendment, the “Operating Agreement”);

WHEREAS, FARES is currently in negotiations with Transamerica Finance Corporation, a Delaware corporation, to acquire all of the equity interests in Transamerica Real Estate Tax Service, a Delaware corporation, and Transamerica Flood Hazard Certification, Inc., a Delaware corporation, or any successor entity or entities thereto (the “TA Transaction”).

WHEREAS, the Parties desire to amend the Contribution Agreement and the Operating Agreement as provided herein.

NOW, THEREFORE, in consideration of the premises and of the mutual agreements herein contained, the parties hereto agree as follows:

1. Defined Terms. Unless otherwise defined herein, capitalized terms used in (a) Section 3 of this Amendment shall have the meaning given thereto in the Contribution Agreement and (b) Section 4 of this Amendment shall have the meaning given thereto in the Operating Agreement.

2. Effectiveness of this Amendment. This Amendment shall become effective on the date hereof (such date, the “Effective Date”).

3. Amendment to the Contribution Agreement. The Contribution Agreement is amended as follows:

(a) The defined term “Trigger Date” in Section 1.01 is deleted in its entirety and replaced with the following:

“TA Transaction” shall have the meaning provided in the definition of “Trigger Date”, below.

“Trigger Date” shall mean November 30, 2002, provided, that upon the closing of NEWCO’s purchase from Transamerica Finance Corporation, a Delaware corporation, of all of the equity interests in Transamerica Real Estate Tax Service, a Delaware corporation, and Transamerica Flood Hazard Certification, Inc., a Delaware corporation, or any successor entity or entities thereto (the “TA Transaction”), the Trigger Date shall be the fifth anniversary of the closing date of the TA Transaction.”

4. Amendment to the Operating Agreement. The Operating Agreement is amended as follows:

(a) The following definitions are added to Section 1.01:

““Covered Period” shall have the meaning provided in Section 5.05(a)(1).

“TA Abandonment” means the date on which the Company abandons its efforts to pursue the TA Transaction, whether (i) by cessation of any further negotiations regarding the TA Transaction prior to entry into definitive agreements with respect thereto, (ii) by termination of any definitive agreements to enter into the TA Transaction other than following the consummation of the TA Transaction or (iii) otherwise.

“TA Closing” means the date on which the closing of the TA Transaction occurs.

“TA Companies” means Transamerica Real Estate Tax Service, a Delaware corporation, and Transamerica Flood Hazard Certification, Inc., a Delaware corporation, or any successor entity thereto.

“TA Transaction” means the Company’s purchase from Transamerica Finance Corporation, a Delaware corporation, of all of the equity interests in the TA Companies, or any successor entity or entities thereto.”

(a) Section 5.05(a) is deleted in its entirety and replaced with the following text:

“(a) Subject to applicable law and any limitations contained elsewhere in this Agreement (including, without limitation, Section 4.05(b)), the Management Committee (i) shall, at the time of any payment by the Members in respect of their income tax obligations attributable to their respective Membership Interests, distribute to the Members, based upon their then respective Percentage Interests, 40% (which percentage the Management Committee may from time to time hereafter, upon the unanimous vote of the Managers, adjust to reflect material changes in tax rates) of the consolidated Net Profits and (ii) may, in its sole discretion, elect from time to time to otherwise distribute Distributable Cash to the Members; provided that:

(1) until the fifth anniversary of the TA Closing or the TA Abandonment (whichever shall occur) (the “Covered Period”), the Management Committee shall distribute for each year of such period an amount equal to not less than one-half of the difference of (A) the consolidated Net Profits for the applicable year minus (B) any distribution made pursuant to subsection (a), clause (i) of this Section 5.05 for such year;

(2) for the six month period from July 1, 2003 to December 31, 2003, the Management Committee shall distribute an amount equal to one-half of the difference of (A) the consolidated net income of FARES II for such six month period minus (B) any distribution made pursuant to clause (i) of Section 5.05(a) of the FARES II Operating Agreement for such six month period;

(3) for each year during the Covered Period commencing after December 31, 2003, the Management Committee shall distribute an amount equal to one-half of the difference of (A) the consolidated FARES II Net Profits minus (B) any distribution made pursuant to clause (i) of Section 5.05(a) of the FARES II Operating Agreement for such year; and

(4) during the Covered Period, promptly following any distributions made pursuant to clause (1) and either clause (2) or clause (3) of this proviso, the Management Committee shall distribute any cash held by the Company in excess of $100,000,000; provided that for purposes of calculating cash held by the Company, cash held by the Company, FARES II and their respective subsidiaries shall be deemed cash held by the Company.

The parties agree that in the six month period prior to the end of the Covered Period they will negotiate in good faith to determine the formula or method by which distributions over and above tax distributions (contemplated by Section 5.05(a)(i) or otherwise) will be made by the Company; it being understood and agreed that it is the intent of the parties that the Company makes distributions of its cash flow in excess of its working capital needs and other cash needs, including, without limitation, adequate reserves for reasonable future contingencies and acquisitions, based upon an agreed formula or method of determination.”

5. Consent. Experian hereby consents to the TA Transaction substantially on the terms set forth in that certain Letter of Intent, dated August 15, 2003, a copy of which is attached hereto as Exhibit A.

6. Miscellaneous.

(a) Except as expressly modified by this Amendment, the Contribution Agreement and the Operating Agreement shall continue to be and remain in full force and effect in accordance with their respective terms. Any future reference to the Contribution Agreement shall from and after the Effective Date be deemed to be a reference to the Contribution Agreement as amended by this Amendment. Any future reference to the Operating Agreement shall from and after the Effective Date be deemed to be a reference to the Operating Agreement as amended by this Amendment.

(b) This Amendment may be executed in any number of counterparts, each of which shall constitute an original, but all of which when taken together shall constitute but one instrument.

(c) THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA.

(d) This Amendment may be executed by facsimile signature and each such signature shall be treated in all respects as having the same effect as the original signature.

IN WITNESS WHEREOF, each of the Parties has caused its name to be hereunto subscribed by its officer thereunto duly authorized, all as of the day and year first above written.

THE FIRST AMERICAN CORPORATION

By:	/s/ PARKER S. KENNEDY

Name: Title:

EXPERIAN INFORMATION SOLUTIONS, INC.

By:	/s/ DONALD ROBERT

Name: Title:

EXHIBIT A

LETTER OF INTENT

A-1

LETTER OF INTENT

August 15, 2003

re:	Acquisition of Transamerica Real Estate Tax Service, Inc., a Delaware corporation, and Transamerica Flood Hazard Certification, Inc., a Delaware corporation (together with their respective subsidiaries each, a “Company” and collectively, the “Companies”)

Mr. Christopher L. Gillock

Executive Vice President – Corporate Development,

Marketing & Communications

Transamerica Finance Corporation

9399 W. Higgins Road, Suite 600

Rosemont, IL 60018

Dear Mr. Gillock:

This letter (referred to hereinafter as this “Letter of Intent”) expresses the intentions of First American Real Estate Solutions LLC, a California limited liability company (“FARES”) owned 80% by The First American Corporation, a California corporation (“First American”) and 20% by Experian Information Solutions, Inc, an Ohio corporation (“Experian”), and Transamerica Finance Corporation, a Delaware corporation (“TFC”; FARES and TFC each, a “Party” and collectively, the “Parties”), with respect to the transactions described herein. This Letter of Intent supersedes any prior communications between us regarding the proposed transaction described herein.

FARES understands that TFC directly owns 100% of the voting and non-voting (if any) securities of each of the Companies. Subject to the terms and conditions set forth below, the transaction will consist of the purchase of all of the equity interests of the Companies (the “Interests”) by FARES (the “Transaction”).

Except as provided in Paragraph 10 hereof, this Letter of Intent is not intended to be (and the Parties specifically acknowledge that it is not) a legally binding obligation of the Parties. The Parties would attempt to negotiate legally binding definitive agreement or

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August 15, 2003

agreements (collectively, the “Definitive Agreement”) based on the proposal described in this Letter of Intent, which would be drafted, negotiated and executed by the Parties within 30 days after the date hereof. The proposal would include, but not be limited to, the following key elements:

        1. In consideration of the satisfaction of TFC’s obligations in the Transaction, including, without limitation, the conveyance to FARES of the Interests, FARES will deliver to TFC cash, by wire transfer of immediately available funds, in an amount equal to $400,000,000. The parties intend that the Transaction will be consummated promptly following receipt of necessary consents and expiration of required waiting periods (the date of such consummation, the “Closing Date”).

        2. Prior to the Closing Date, TFC will convert each Company to a Delaware limited liability company pursuant to the laws of the State of Delaware, including, without limitation, Section 18-214 of the Delaware Limited Liability Company Act.

        3. The Transaction will be accomplished pursuant to the terms of the Definitive Agreement, which will be in form and content mutually satisfactory to the Parties. The Definitive Agreement will include customary terms (including appropriate materiality and knowledge qualifiers), conditions, representations, warranties, covenants, closing conditions and indemnification provisions, including, without limitation:

(a) Seller Representations and Warranties – representations and warranties made by TFC with respect to (i) the existence and good standing of TFC and the Companies, (ii) the binding effect of the Definitive Agreement on TFC, (iii) TFC’s authorization and capacity to enter into the Definitive Agreement and to consummate the Transaction, (iv) the outstanding equity of the Companies and other matters related to the equity of the Companies, (v) investments made by the Companies and the fact that the Companies have no subsidiaries, (vi) the financial statements and financial condition of the Companies, (vii) the books and records of the Companies, (viii) the Companies’ title to their respective properties and encumbrances on those properties, (ix) real property owned by a Company, (x) leases and other material contracts to which a Company is a party, including specific representations regarding agreements with major customers and suppliers of each Company, (xi) restrictive documents to which a Company is a party or which affect a Company or which may prevent TFC from entering into the Definitive Agreement or consummate the Transaction, (xii) litigation to which a Company is a party or which may effect a Company or which may prevent TFC from entering into the Definitive Agreement or consummate the Transaction, (xiii) taxes of and tax matters relating to each Company, (xiv) insurance policies covering a Company, (xv) intellectual property owned or licensed by the Companies, (xvi) compliance with the law by the Companies, (xvii) governmental licenses held by a Company and governmental, regulatory or similar approvals or authorizations benefiting a Company, (xviii) labor matters affecting a Company and employee benefit plans of a Company and a list of employees of each

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August 15, 2003

Company together with each employee’s years of service, current salary, most recent bonus, if any, and bonus target, (xix) interests held by TFC and its affiliates in clients, suppliers, competitors and other persons or entities related to or affecting a Company, (xx) changes in a Company since the June 30, 2003 balance sheets, (xxi) consents and approvals necessary to enter into the Definitive Agreement and consummate the Transaction and the lack of violations resulting therefrom, (xxii) the effect of the consummation of the Transaction on material agreements involving a Company, (xxiii) broker’s or finder’s fees payable in connection with the Transaction, (xxiv) environmental matters relating to a Company and (xxv) claims history with respect to the products of each Company.

(b) Buyer Representations and Warranties – representations and warranties made by FARES with respect to (i) the existence and good standing of FARES, (ii) the binding effect of the Definitive Agreement on FARES, (iii) FARES’s authorization and capacity to enter into the Definitive Agreement and to consummate the Transaction, (iv) litigation affecting the ability of FARES to enter into the Definitive Agreement or consummate the Transaction, (v) restrictive documents which may prevent FARES from entering into the Definitive Agreement or consummate the Transaction, (vi) consents and approvals necessary to enter into the Definitive Agreement and consummate the Transaction and the lack of violations resulting therefrom and (vii) the sufficiency of FARES’s financing to consummate the Transaction;

(c) Interim Covenant – an agreement by TFC to cause the Companies to operate in the ordinary course between the date on which the parties sign the Definitive Agreement and the Closing Date; and an agreement by First American and its affiliates to use its reasonable best efforts to refrain from using the pendency of the Transaction for any commercial advantage vis-à-vis TFC and its affiliates;

(d) Exclusive Dealing – an agreement by TFC to refrain from and to cause its affiliates and representatives to refrain from initiating, encouraging, negotiating or taking similar action with respect to the sale of a Company to a person or entity other than FARES;

(e) Inter-Company Debt – an agreement by TFC to satisfy, forgive or otherwise terminate and to cause TFC’s affiliates to satisfy, forgive or otherwise terminate all indebtedness and liabilities of a Company to affiliates of a Company (the “Mandatory Termination”). TFC may cause the Companies to forgive or otherwise terminate all indebtedness and liabilities of an affiliate of a Company to such Company (the “Voluntary Termination”). Specifically with respect to the inter-company loan from the Companies to TFC and its affiliates, including AEGON, USA (“AEGON”), on or immediately prior to the closing date of the Transaction, the Companies shall transfer to TFC or AEGON via dividend the full balance of such inter-company loan minus the Mandatory Closing Cash Balance as described in Paragraph 3(f) below. Immediately prior to the closing of the

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Transaction, but subsequent to the dividend described in the foregoing sentence, TFC or AEGON will repay the unpaid balance of the inter-company loan, which payment shall be for an amount equal to the Mandatory Closing Cash Balance;

(f) Cash Balances; Accounts Receivable – as of the closing of the Transaction, the Companies in the aggregate will have cash in an amount no less than $25,000,000 plus the difference resulting from the subtraction of the Net Accounts Receivable (as defined below) from $4,500,000 (the “Mandatory Closing Cash Balance”). “Net Accounts Receivable” means the difference resulting from the subtraction of the aggregate accounts payable and the claims loss reserve of the Companies as of the Closing Date from the aggregate accounts receivable of the Companies as of the Closing Date. In determining the Net Accounts Receivable, receivables older than 180 days shall be excluded. A true-up of the accounts receivable used to calculate the Net Accounts Receivable will occur no later than the eight month anniversary of the Closing Date;

(g) Severance; Executive Bonuses and Commissions – FARES will provide to employees of the Companies, at FARES’ cost and expense, for a minimum period of 12 months following the consummation of the Transaction, severance and separation pay benefits and terms that are the same in all respects as those applicable to employees of the Companies on the date of this Letter of Intent (including such benefits and payments that would be provided upon a sale of Company assets); provided, however, that TFC or one of its affiliates will assume obligations to pay (i) all amounts due under the TFC Finance Corporation 2002-2004 DAP ROE Bonus Plan or any similar plan or obligation and (ii) all amounts and benefits payable under any of the Companies annual bonus plans as a result of the consummation of the Transaction. In addition to the Mandatory Closing Cash Balance, the Companies will fund or otherwise pay a pro rata portion of the bonuses payable to the employees of the Companies through the Closing Date;

(h) Other TFC Covenants – agreements by TFC regarding, among other matters, (i) due diligence of the Companies, (ii) use of reasonable best efforts to consummate the Transaction, (iii) termination of benefit plans maintained by a Company prior to the closing, (iv) delivery of resignation letters from members of the board of directors and officers of each Company and (v) delivery of corporate records and minute books of the Companies to FARES;

(i) FARES Covenants – agreements by FARES to use its best efforts to consummate the Transaction and to maintain the confidence of materials provided during due diligence;

(j) Mutual Closing Conditions – a condition on either Party’s obligation to close the Transaction in the event (i) the Transaction has been enjoined, (ii) laws are in effect or approvals have not been obtained which would prohibit the

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Transaction or (iii) litigation has been instituted which would prohibit the consummation of the transaction;

(k) TFC’s Closing Conditions – a condition on TFC’s obligation to close the Transaction in the event (i) FARES’s representations or warranties are not true and accurate in all material respects, (ii) FARES has materially breached one of its agreements in the Definitive Agreement, (iii) FARES has failed to deliver a certified copy of its governing documents and a good standing certificate, (iv) FARES has failed to take all corporate action necessary to consummate the Transaction or (v) FARES fails to deliver an opinion of counsel in form and substance reasonably satisfactory to TFC;

(l) FARES’s Closing Conditions – a condition on FARES’s obligation to close the Transaction in the event (i) TFC’s representations or warranties are not true and accurate in all material respects, (ii) TFC has materially breached one of its agreements in the Definitive Agreement, (iii) TFC has failed to deliver a certified copy of its and the Companies’ governing documents and good standing certificates, (iv) TFC has failed to take all corporate action necessary to consummate the Transaction, (v) TFC fails to deliver an opinion of counsel in form and substance reasonably satisfactory to FARES, (vi) there has been a material adverse effect on either Company (excluding any such effect to the extent resulting from or arising in connection with (A) changes or conditions generally affecting the industries or segments in which the Companies operate, (B) changes in general economic, market or political conditions or changes in market interest rates, (C) the negotiation, execution or announcement of the Transaction, the Definitive Agreement or the transactions contemplated thereby, including the impact thereof on relationships with customers and employees), (vii) TFC fails to deliver a FIRPTA certificate of TFC (if deemed necessary by the parties), (viii) the Mandatory Termination has not occurred or TFC has failed to deliver written evidence thereof in a form reasonably satisfactory to FARES and (ix) TFC and/or its affiliates, as relevant, have failed to execute and deliver to FARES a transition services agreement providing for the provision at current cost of such services by TFC and/or its affiliates to FARES and/or the Companies as may be necessary to facilitate the transition of the Companies into FARES (including the temporary provision of payroll services with respect to the employees of the Companies);

(m) Termination – a right to terminate the Definitive Agreement without further liability or obligation (subject to limited exceptions regarding matters such as confidentiality and payment of expenses) (i) by mutual agreement, (ii) by one Party in the event its conditions to close have not be satisfied on or prior to the Termination Date (as defined below), (iii) by either Party if the Transaction has been permanently and finally enjoined and (iv) by FARES if as a condition to receiving the approval of the Transaction by any governmental entity it is required to (A) divest, sell or hold separate or agree to license to its competitors, before or after the Closing Date, any material portion of its or the Companies’ businesses, product lines, properties or assets, as the case may be, (B)

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make any material changes or accept material restrictions in the operation of such businesses, product lines, properties or assets or (C) make any material changes or accept any material restrictions to this Agreement or the transactions contemplated hereby. For the avoidance of doubt, a termination of the Definitive Agreement shall have no effect on FARES’s obligations under Paragraph 8 of this letter of intent.

(n) Indemnification – an agreement among the parties that the representations and warranties made by the parties shall survive until April 30th of the calendar year that is two calendar years following the calendar year in which the Closing Date occurs, subject to customary carve-outs for certain representations and warranties, including those made with respect to title to the stock, power and authority, capitalization and broker’s fees, which will survive in perpetuity, and benefit plans, which will survive for a period of four months following the expiration of the applicable statute of limitations. Each Party will indemnify the other for damage caused by a breach of its representations and warranties, subject to a basket equal to $2,000,000 and a cap equal to $135,000,000, subject to customary carve-outs for certain indemnification obligations;

(o) Tax Matters – in addition to standard agreements regarding tax matters, an agreement among the parties regarding (i) the filing of tax returns of the Companies, (ii) the survival of tax representations and warranties and (iii) the allocation of all taxes for pre-closing periods, including a pro rata portion of all taxes for the pre-closing portion of periods that begin prior to the Closing Date and end after the Closing Date, to TFC and all taxes for post-closing period, including a pro rata portion of all taxes for the post-closing portion of period that begin prior to the Closing Date and end after the Closing Date, to FARES. TFC and FARES will share transfer, sales and use, registration, stamp and similar taxes, if any, imposed in connection with the sale of the Interests; provided, however, FARES shall pay all taxes, if any, attributable to the conversion of each Company to a Delaware limited liability company as set forth in Paragraph 2, above, but only to the extent such taxes exceed the taxes that would have been paid had the transaction been structured as sale by TFC of the stock of the Companies, without the aforementioned conversion, with the making of an election under Section 338(h)(10) of the Internal Revenue Code of 1986, as amended. TFC will pay all taxes incurred in connection with the Mandatory Termination and the Voluntary Termination; and

(p) Governing Law and Disputes – an agreement among the parties that the Definitive Agreement shall be governed by New York law and that all disputes under Definitive Agreement or arising out of the Transaction will be governed by New York law.

        4. Until the earlier of the termination of this Letter of Intent pursuant to Paragraph 11 or the 60th day after the date of this Letter of Intent, each of AEGON and TFC agrees that it will not and will not cause its affiliates or either Company or their respective

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representatives to, directly or indirectly (a) offer to sell either Company, in whole or in part, or offer to enter into any transaction similar to the Transaction, (b) agree to sell either Company, in whole or in part, to, or agree to enter into any transaction similar to the Transaction with, any individual or entity other than FARES, (c) make or assist anyone else in making any proposal to purchase either Company or to enter into any transaction similar to the Transaction, (d) encourage, solicit or initiate discussions or negotiations with or provide any information to, any individual or entity other than FARES concerning any merger, consolidation, sale of assets, sale of securities or acquisition of beneficial ownership of any stock of either Company or any transaction similar to the Transaction, or (e) otherwise knowingly take any action which would prejudice the ability of TFC or FARES to complete the Transaction.

        5. Each of the Parties shall bear its own legal, accounting and other expenses in connection with the proposed Transaction. In particular, legal, accounting, investment banking and other expenses of TFC and/or the Companies in connection with the Transaction shall not be (or become) liabilities of either Company after the Closing or in any way assumed by FARES or its affiliates.

        6. Upon receipt of a signed counterpart of this Letter of Intent, FARES will cause its counsel to prepare a draft of the Definitive Agreement for submission to TFC and its counsel and shall cause its personnel, accountants, counsel and advisors to complete their investigation and evaluation of the Companies as promptly as practicable.

        7. Concurrent with, or promptly following, the execution of this Letter of Intent, the Parties will cooperate to effect all necessary regulatory filings, including but not limited to the filing (the “HSR Filing”) pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “Act”) in connection with the Transaction. FARES will pay the filing fee associated with the HSR Filing and each Party shall otherwise bear its own legal, accounting and other expenses in connection therewith.

        8. On the date that the HSR Filing is submitted to the appropriate governmental entities, FARES will deposit cash in the amount of $10,000,000 (the “InitialDeposit”) into a third-party escrow account (the “Escrow Account”), on terms consistent with the terms of this Letter of Intent and otherwise mutually agreeable to the Parties and the third-party escrow agent. All deposits made into the Escrow Account pursuant to this Paragraph 8 are collectively referred to herein as the “Escrow Amount”.

                (a) Unless the waiting period under the Act has terminated or expired on or prior to the 100th day following the date on which the waiting period under the Act has commenced, FARES shall have the right in its discretion to unilaterally terminate the Definitive Agreement on or prior to such date, in which event, unless the Definitive Agreement is terminated by FARES for any reason specified and identified in the Definitive Agreement (other than as a result of the failure of the termination or expiration of the waiting period under the Act), TFC shall be entitled to the Initial Deposit together with any interest earned thereon. If the Definitive Agreement has been executed by the Parties, on the 101st day after the date on which the waiting

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period under the Act has commenced (or if such date is not a business day, the business day immediately following), FARES will make a second deposit of cash in the amount of $5,000,000 into the Escrow Account (the “Second Deposit”), unless (a) the waiting period under the Act has terminated or expired on or prior to such date or (b) the Definitive Agreement has been terminated on or prior to such date; provided, however, that TFC shall have the right in its discretion to unilaterally terminate the Definitive Agreement on the 110th day after the date on which the waiting period under the Act has commenced, in which event the Initial Deposit and, if made, the Second Deposit, shall be returned to FARES, together with any interest earned thereon, and FARES shall not be required to make any subsequent deposits to the Escrow Account.

                (b) Unless the waiting period under the Act has terminated or expired after the 101st day and on or prior to the 180th day following the date on which the waiting period under the Act has commenced, FARES shall have the right in its discretion to unilaterally terminate the Definitive Agreement on or prior to such date, in which event, unless the Definitive Agreement is terminated by FARES for any reason specified and identified in the Definitive Agreement (other than as a result of the failure of the termination or expiration of the waiting period under the Act), TFC shall be entitled to (i) the Initial Deposit and (ii) the Second Deposit, together with any interest earned thereon. If the Definitive Agreement has been executed by the Parties, on the 181st day after the date the waiting period under the Act has commenced (or if such date is not a business day, the business day immediately following), FARES will make a third deposit of cash in the amount of $5,000,000 into the Escrow Account (the “Third Deposit”), unless (i) the waiting period under the Act has terminated or expired on or prior to such 180th day or (ii) the Definitive Agreement has been terminated on or prior to such 180th day.

                (c) If FARES, after the 180th day following the date on which the waiting period under the Act has commenced, unilaterally terminates the Definitive Agreement and if, at such time, certain conditions to closing to be negotiated and specified under the Definitive Agreement have been satisfied other than termination or expiration of the waiting period under the Act, upon such termination TFC shall be entitled to the Escrow Amount, together with any interest earned thereon.

                (d) If the Transaction is not consummated within 90 days after the date on which the Third Deposit is made (or required to be made), either Party may at its discretion terminate the Definitive Agreement and if, at such time, the waiting period under the Act has not terminated or expired and provided FARES did not terminate the Definitive Agreement for any reason specified and identified in the Definitive Agreement (other than as a result of the failure of the termination or expiration of the waiting period under the Act), then upon such termination (the “Termination Date”), TFC shall be entitled to the Escrow Amount, together with any interest earned thereon; provided, however, that if FARES and TFC mutually agree in good faith that the waiting period under the Act will terminate or expire within 90 days following the Termination Date, the Termination Date may be extended for up to an additional 90 days, after which date either Party may at its discretion terminate the Definitive Agreement and if, upon such termination, the waiting period under the Act has not terminated or expired and provided FARES

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did not terminate the Definitive Agreement for any reason specified and identified in the Definitive Agreement (other than as a result of the failure of the termination or expiration of the waiting period under the Act), TFC shall be entitled to the Escrow Amount, together with any interest earned thereon.

                (e) If the Parties cannot agree upon the terms of a Definitive Agreement, the Definitive Agreement is terminated for any reason specified and identified in the Definitive Agreement other than as a result of the failure of the termination or expiration of the waiting period under the Act or upon the consummation of the Transaction, FARES shall be entitled to the Escrow Amount, together with any interest earned thereon.

                (f) TFC and FARES agree to use reasonable best efforts to cause the waiting period under the Act to terminate or expire as soon as practicable.

        9. Each Party agrees that no disclosure of, or reference to, this Letter of Intent or the Transaction or the identity of the Parties, the Companies or any affiliate thereof shall be made without the consent of the other Party, except disclosure by the Parties on a need-to-know basis only to their respective counsel, accountants, financial advisors and employees who are directly involved in the transactions described herein, each of whom shall agree to be bound by the provisions of this Paragraph 9; provided, however, that nothing in this Paragraph 9 shall prevent a Party from making any such disclosure so long as it obtains a written opinion from counsel independent of such Party and its affiliates that such disclosure is required by law or in connection with any judicial or regulatory proceeding and the other Party is given reasonable opportunity to resist disclosure thereof prior thereto at its own expense; provided, further, that nothing in this Paragraph 9 shall prevent or restrict the Parties from disclosing information in connection with the HSR Filing and related regulatory proceedings. The Parties further agree that each Party shall have the right, prior to disclosure or presentation of any kind, to review and approve the timing, content and the manner (including, without limitation, any press release) in which this Letter of Intent or the Transaction or the identity of such Party or any affiliate thereof is disclosed or presented to any person other than a Party’s counsel, accountants, financial advisors and employees who are directly involved in the transactions described herein. The terms and provisions of the letter agreement between First American and Transamerica Corporation, dated May 5, 2003, regarding confidentiality of evaluation material (the “Confidentiality Agreement”), shall continue in full force and effect in accordance with its terms, except that the parties hereby agree that such letter agreement is hereby amended and shall be construed to provide that (a) FARES or First American may provide Evaluation Material (as defined in the Confidentiality Agreement) with Experian and its affiliates and may discuss with Experian and its affiliates its participation in the Transaction, provided that as a condition to provision of such Evaluation Material Experian agrees to be bound by the provision of the Confidentiality Agreement (as modified by this Letter of Intent), (b) FARES or First American may discuss the existence of the Transaction with a single employee of J.P. Morgan Chase & Co. and its affiliates and such employee shall agree in writing to be bound by the Confidentiality Agreement, (c) First American and TFC may make such disclosures concerning the Transaction as each, in its

Mr. Christopher L. Gillock

August 15, 2003

reasonable opinion, determines to be necessary under the securities laws of the United States or any state and (d) in the second full paragraph on page 3 of the Confidentiality Agreement, the word “not” in the second line of that paragraph shall be deleted so that the language shall read “[y]ou agree that for a period of 18 months from the date of this letter agreement, neither you nor any of your subsidiaries or affiliates will solicit . . . .”.

        Notwithstanding anything contained in the Confidentiality Agreement, this Letter of Intent or in any other document, agreement or understanding relating to the transactions contemplated by this Letter of Intent, each Party (and each employee, representative, or other agent of such party) is authorized to disclose to any and all persons, beginning immediately upon commencement of discussions regarding the transactions contemplated by this Letter of Intent, and without limitation of any kind, the tax treatment and tax structure of such transactions, and all materials of any kind (including opinions or other tax analyses) that are provided to such party (or any employee, representative, or other agent of such party) relating to such tax treatment and tax structure. For purposes of this authorization, the “tax treatment” of a transaction means the purported or claimed U.S. federal income tax treatment of the transaction, and the “tax structure” of a transaction means any fact that may be relevant to understanding the purported or claimed U.S. federal income tax treatment of the transaction. None of the Parties to the transactions contemplated by this Letter of Intent provides U.S. tax advice, and each Party should consult its own advisors regarding its participation in the transactions contemplated by this Letter of Intent.

        10. FARES agrees, and by TFC’s acceptance of this Letter of Intent, it agrees, that the provisions set forth in Paragraphs 4, 5, 7, 8, 9, 10, 12 and the last sentence of Paragraph 11 hereof (the “Binding Provisions”) shall constitute legally binding obligations of the respective parties. FARES agrees, and by TFC’s acceptance of this Letter of Intent, it agrees, that the provisions set forth in this Letter of Intent, other than the Binding Provisions, are an expression of intent only, and do not set forth all of the matters upon which the Parties must reach agreement in order for the Transaction to be consummated. The respective rights and obligations of the Parties remain to be defined in the Definitive Agreement and related documents, the terms and conditions of which will be subject to approval by the Parties. Accordingly, except as set forth in the first sentence of this Paragraph 10, this Letter of Intent does not, and upon its acceptance by TFC will not, constitute a legally binding document and does not create any legal obligations on the part of, or any rights in favor of, FARES, TFC or any other person.

        11. Except as otherwise agreed to in writing by the parties, this Letter of Intent will automatically terminate at 11:59 p.m. (Los Angeles, California time) sixty days after the date hereof or at any time prior to this date if FARES notifies TFC in writing that it is not interested in pursuing the Transaction. Upon termination of this Letter of Intent, the Parties will have no further obligations hereunder, except as stated in Paragraphs 4, 5, 7, 8, 9, 10, 12 and this sentence of this Letter of Intent, which will survive any such termination.

Mr. Christopher L. Gillock

August 15, 2003

        12. This Letter of Intent shall be governed by New York law.

(intentionally left blank)

Mr. Christopher L. Gillock

August 15, 2003

If the foregoing correctly reflects your understanding of our mutual intentions (and, as set forth in Paragraph 10 hereof, agreements), please so indicate by signing and returning the enclosed copy of this Letter of Intent.

Very truly yours,

FIRST AMERICAN REAL ESTATE SOLUTIONS LLC

By:	/s/ Kenneth D. De Giorgio

Name:	Kenneth D. De Giorgio
Title:	Vice President

THE FIRST AMERICAN CORPORATION

By:	/s/ Kenneth D. De Giorgio

Name:	Kenneth De Giorgio
Title:	Vice President

ACKNOWLEDGED AND AGREED TO

AS OF THE DATE OF THIS LETTER:

TRANSAMERICA FINANCE CORPORATION.

By:	/s/ Christopher L. Gillock

Name:	Christopher L. Gillock
Title:	Executive Vice President